UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2014

UNILIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34540	27-1049354
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania	17406
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2014, the Board of Directors (the “Board”) of Unilife Corporation (“Unilife”, “we”, “us” or “our”) appointed John Ryan, age 44, to serve as our Senior Vice President, General Counsel & Secretary, effective as of May 8, 2014. Christopher Naftzger, who has been Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer since 2010, will remain at Unilife and assumes the position of Vice President of Legal Affairs.

The terms of Mr. Ryan’s employment are set forth in the offer of employment letter dated April 14, 2014 (the “Offer Letter”). Under the Offer Letter, Mr. Ryan receives a starting annualized base salary of US$335,000, subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”); is eligible to participate in Unilife’s incentive bonus plan in amounts and percentages as determined by the Board and Chief Executive Officer of Unilife, with a target cash bonus of 40% of his annual base salary, which will be prorated for 2014 based on the number of days employed with us during the year, and a monthly car allowance in an amount to be agreed upon by Mr. Ryan and Unilife. Mr. Ryan also is eligible to participate in Unilife’s benefits programs (including equity incentive plans) as they may change from time to time.

The Compensation Committee approved a grant to Mr. Ryan, effective on the date of his appointment (the “Grant Date”), of 175,000 restricted shares of common stock of Unilife under the Unilife Corporation 2009 Stock Incentive Plan (the “Plan”). The restricted shares will vest as follows provided that Mr. Ryan remains employed with us through the relevant vesting date: 43,750 restricted shares will vest on the first anniversary of the Grant Date; 43,750 restricted shares will vest on the second anniversary of the Grant Date; and 87,500 restricted shares will vest on the third anniversary of the Grant Date. The restricted shares also will vest upon a change in control of Unilife, or upon Mr. Ryan’s death or termination of employment due to total disability.

The Compensation Committee also approved a grant to Mr. Ryan, effective on the Grant Date, of options to purchase 200,000 shares of common stock of Unilife under the Plan. The options will be exercisable at US$3.00 per share (the closing price of the common stock of Unilife on the Grant Date) for a period of ten years from the Grant Date, and will vest as follows provided that Mr. Ryan remains employed with us through the relevant vesting date: options for 50,000 shares will vest on the first anniversary of the Grant Date; options for 50,000 shares will vest on the second anniversary of the Grant Date; and options for 100,000 shares will vest on the third anniversary of the Grant Date. The options also will vest upon a change in control of Unilife, or upon Mr. Ryan’s death or termination of employment due to total disability.

Prior to joining Unilife, Mr. Ryan was a partner at Duane Morris, where he represented healthcare, financial and managed service companies across areas including contract negotiation, dispute resolution, consumer class action litigation and antitrust cases. From 2005 through 2013, Mr. Ryan held senior roles, including Senior Vice President and Deputy General Counsel, at Aramark Corporation, where he served as Chief Counsel for several business divisions. Mr. Ryan began his legal career as an Assistant District Attorney at the Manhattan District Attorney’s Office. He is admitted to practice in state and federal courts in New York and Pennsylvania, and he is a graduate of Northwestern University School of Law and New York University.

There are no family relationships between Mr. Ryan and any director or executive officer of Unilife, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A press release announcing the appointment of Mr. Ryan is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release dated May 8, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: May 14, 2014	By:	/s/ Alan Shortall
Alan Shortall
Chairman and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

99.1	Press release dated May 8, 2014.